EXHIBIT 99.1




                      VALHI DECLARES QUARTERLY DIVIDEND AND
                        HOLDS ANNUAL STOCKHOLDERS MEETING

       DALLAS, TEXAS . . . May 12, 1994 . . . Valhi, Inc. announced today that its Board of Directors has declared a regular quarter dividend of two cents ($.02) per share on its common stock, payable June 30, 1994, to stockholders of record at the close of business June 15, 1994.

       Valhi also announced that, at its Annual Stockholders Meeting held today, an amendment to its 1987 Stock Option - Stock Appreciation Rights Plan was approved by the Company's stockholders and seven (7) incumbent Directors of the Company were re-elected for terms of one year. The Directors of the Company are: Arthur H. Bilger; Norman S. Edelcup; Robert J. Frame; Glenn R. Simmons; Harold C. Simmons; Michael A. Snetzer and J. Walter Tucker, Jr.

       Valhi, Inc., headquartered in Dallas, Texas, is a diversified industrial management company engaged in the refined sugar, forest products, fast food and hardware products industries. Valhi is also engaged in the chemicals and titanium metals industries through its equity interests in two publicly-held affiliates, NL Industries, Inc. and Tremont Corporation. Valhi's common stock is traded on the New York and Pacific Stock Exchanges under the symbol "VHI".



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